UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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TIMKENSTEEL CORPORATION

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Executive compensation practices and performance April 2018

TimkenSteel’s board of directors recommendation Approval, on an advisory basis, of named executive officer compensation The following pages offer information on that topic supplemental to the company’s Notice of 2018 Annual Meeting of Shareholders and Proxy Statement The proxy statement also offers information on the board’s recommendations regarding election of directors and ratification of the appointment of our independent auditor. 2

TimkenSteel executive compensation objectives

- Align the interests of our executives and shareholders
- Reward executives for strong business and financial results
- Attract, retain and motivate the best talent

Award	Objective	Metrics	Employees	Time Period
Annual Incentive	• Execution of annual operational priorities • Variable cash compensation based on performance	• EBIT/BIC[1] • Cash flow • Key process path sales	• All salaried, including officers and CEO	• 1 year
Performance-based Restricted Stock Units	• Long-term shareholder value creation • Alignment with strategic business priorities • Reward for accomplishment of mid-term financial performance	• Average return on invested capital • Cumulative sales • Cumulative cash flow • Share price (metrics in current cycles)	• Directors and above, including Officers and CEO[2]	• 2 to 3 years
Cliff Vested Restricted Stock Units	• Retention of top talent • Build ownership • Alignment with shareholders	• Share price	• Directors and above, including Officers (excludes CEO)	• 3 years
Non-Qualified Stock Options	• Long-term shareholder value creation • Alignment with shareholders	• Share price	• Directors and above, including Officers and CEO[2]	• 4 years ratable vested • 10 year exercise period

[1]EBIT/BIC is defined as earnings before interest and taxes divided by beginning invested capital
[2]CEO's long-term incentive portfolio is comprised of performance-based restricted stock units and non-qualified stock options

3

TimkenSteel CEO compensation Since TimkenSteel has been a public company, a prolonged economic down cycle has presented considerable challenges in forecasting and establishing achievable goals while also generating expected shareholder returns. Company performance is improving, but actual compensation to date has been below target as a function of a well-designed compensation structure that includes: With a pay-for-performance philosophy, realized total compensation has been well below targeted and competitive levels 2. Well-structured compensation program and best practice governance processes Targets median compensation against size-appropriate general industry survey data reflecting TimkenSteel revenue for setting target pay Pay mix heavily weighted with performance-based compensation and performance-based equity to align with shareholders Updated ownership guidelines and other good-governance, shareholder-friendly policies 1. Highly performance-based incentives with challenging performance criteria Annual incentives based on earnings and cash flow with targets set such that expected payouts would be below target Performance-based restricted stock units based on ROIC, sales and cash flow over multi-year period reflecting industry uncertainty and volatility (has not paid since TimkenSteel became an independent company) Non-qualified stock options to align long-term compensation with shareholders 4

Potential target vs. actual realized: TimkenSteel CEO three-year compensation (2015-2017) CEO’s realized pay over three years is 39% of target compensation 3-year average bonus is 18% of target Assumes all stock awards are below threshold 2015-2017 were below 2016-2018 and 2017-2018 are tracking below threshold through 2017 Stock options at 73% of Black Scholes target (currently, only 2016 award is in the money) 3-year comp target 3-year realized comp 5 Change in pension value is not in this chart.  The Summary Compensation Table in the Proxy Statement includes $1.4m change in pension value, much of which is due to a reduction in the discount rate.